July 29, 2019

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of Item 4.01 of Form 8-K for the event that occurred on July 29, 2019, to be filed by Mateon Therapeutics, Inc. We agree with the statements made in paragraph 2 of that Item 4.01 insofar as they relate to OUM & Co. LLP.

Very truly yours,

/s/ OUM & CO. LLP

San Francisco, California

July 29, 2019